Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 89 to Registration Statement No. 002-93601 on Form N-1A of our report dated September 29, 2009 relating to the financial statements and financial highlights of Fidelity Real Estate Income Fund, appearing in the Annual Report on Form N-CSR of the Fidelity Securities Fund for the year ended July 31, 2009, and of our report dated March 19, 2010 of Fidelity Real Estate Income Fund, appearing in the Semiannual Report on Form N-CSRS for the period ended January 31, 2010, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such registration statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boston, Massachusetts
April 5, 2009